UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 14, 2005 - April 13, 2005
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kerr-McGee Center
Oklahoma City, Oklahoma	73125
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Item 1.01	Entry into a Material Definitive Agreement.

Kerr-McGee Corporation (the “Company”) has entered into an agreement, dated April 13, 2005 (the “Agreement”), with Carl C. Icahn, Barberry Corporation, Hopper Investments, LLC, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Offshore LP, CCI Offshore LLC, Icahn Partners LP, Icahn Onshore LP and CCI Onshore LLC (collectively, the “Icahn Parties”) and Barry Rosenstein, Gary Claar and JANA Partners LLC (collectively, the “JANA Parties”) under which the Icahn Parties and the JANA Parties agreed to suspend their solicitation of proxies in connection with the Company’s 2005 Annual Meeting of Stockholders to be held on May 10, 2005 and, upon the Company’s acceptance for payment of shares of Company common stock tendered in the Company’s planned $4 billion modified “Dutch Auction” self tender offer (the “Tender Acceptance”), to terminate such solicitation and to withdraw their slate of nominees to the Company’s board of directors at the 2005 Annual Meeting. The Icahn Parties and the JANA Parties also agreed that, following the Tender Acceptance, such parties would vote for the Company’s nominees to the Company’s board of directors at the 2005 Annual Meeting, and that, except in specified circumstances, certain “standstill” restrictions would apply until May 10, 2008.

The Agreement further provides that, while all other business may be brought before the 2005 Annual Meeting, the Company will adjourn the meeting before the nominations or elections of directors to a date no earlier than June 7, 2005 and no later than June 9, 2005, subject to possible further adjournment. The Company also agreed to dismiss with prejudice its complaint filed on March 10, 2005, in the United States District Court for the Western District of Oklahoma.

A copy of the Agreement is attached hereto as Exhibit 10.1. This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

On April 14, 2005, the Company issued a press release announcing the entering into of the Agreement. A copy of the press release is attached as Exhibit A to the Agreement.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
10.1
Agreement, dated April 14, 2005, between the Company, Carl C. Icahn, Barberry Corporation, Hopper Investments, LLC, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Offshore LP, CCI Offshore LLC, Icahn Partners LP, Icahn Onshore LP and CCI Onshore LLC and Barry Rosenstein, Gary Claar and JANA Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: April 14, 2005

Exhibit Index

Exhibit No.

10.1
Agreement, dated April 13, 2005, between Carl C. Icahn, Barberry Corporation, Hopper Investments, LLC, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Offshore LP, CCI Offshore LLC, Icahn Partners LP, Icahn Onshore LP and CCI Onshore LLC and Barry Rosenstein, Gary Claar and JANA Partners LLC.